THE LOVESAC COMPANY REPORTS FIRST QUARTER FISCAL 2023 FINANCIAL RESULTS

Net Sales Growth of 56.0%
Comparable Sales Growth of 42.2%
Net Income Decreases to $1.9 million from $2.1 million in the Prior Year Period
Adjusted EBITDA1 Increases to $6.4 million from $5.3 million in the Prior Year Period

STAMFORD, Conn., June 8, 2022 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch™, today announced financial results for the first quarter of fiscal 2023, which ended May 1, 2022.

Shawn Nelson, Chief Executive Officer, stated, “Lovesac’s strong performance in the first quarter exceeded expectations at the top and bottom lines and, perhaps more importantly, defied the macro headwinds that are negatively impacting consumers and the broader economy. These first quarter results build on our track record of consistent strong performance, marking our 17th consecutive quarter of at least 25% net sales growth, and establishing a nearly 50% net sales CAGR since our IPO four years ago. Key competitive advantages underpin this outperformance: a unique product that drives intense loyalty and word-of-mouth transmission, our direct-to-consumer business model, and the tangible benefits of scale against a simple, non-seasonal, limited SKU inventory base. These are assets unique to Lovesac that will continue to deliver returns over time and help mitigate risk, with clear benefits in terms of both operating performance and shareholder value.”

Mr. Nelson continued, “As our financial results illustrate, Lovesac was innovating and rapidly growing prior to the COVID pandemic, throughout the pandemic, and continues to grow rapidly today. Our momentum was never just category tailwind driven, but is the result of continued execution of our differentiated customer-centric strategy built around proprietary products. Lovesac’s totally direct, omni-channel model will allow us to continue to gain share within the highly fragmented $46 billion couch and home audio markets where even with our sustained high-growth we have only garnered a 1-2% market share thus far. Looking ahead, we continue to focus on product innovation – most obviously represented by our still-new StealthTech invisible home audio solution -- efficient and targeted marketing and campaigns, channel expansion with new and existing partners, and a focus on operational excellence. Our continued progress and momentum gives us confidence to reiterate our fiscal 2023 annual framework based on current trends.

Key Measures for the First Quarter of Fiscal 2023 Ending May 1, 2022:
(Dollars in millions, except per share amounts)

	Thirteen weeks ended
	May 1, 2022	May 2, 2021	% Inc (Dec)
Net Sales	$129.4	$82.9	56.0%
Gross Profit	$66.1	$46.1	43.5%
Gross Margin	51.1%	55.6%	(450) bps
Total Operating Expense	$63.5	$43.8	44.8%
SG&A	$44.9	$30.7	46.2%
SG&A as a % of Net Sales	34.7%	37.0%	(230) bps
Advertising & Marketing	$15.9	$10.7	48.9%
Advertising & Marketing as a % of Net Sales	12.3%	12.9%	(60) bps
Basic EPS Income	$0.13	$0.14	(7.1%)
Diluted EPS Income	$0.12	$0.13	(7.7%)
Net Income	$1.9	$2.1	(8.1%)
Adjusted EBITDA [1]	$6.4	$5.3	19.5%
Net Cash Used in Operating Activities	$(21.8)	$(9.6)	(126.8%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent Increase (Decrease) except showroom count
	Thirteen weeks ended
	May 1, 2022	May 2, 2021
Total Comparable Sales [2]	42.2%	48.8%
Comparable Showroom Sales [3]	53.2%	182.7%
Internet Sales	24.1%	(16.3%)
Ending Showroom Count	162	116

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales.

Highlights for the Quarter Ended May 1, 2022:

•The net sales increase of 56.0% was driven by growth across all channels. Showroom net sales, which include kiosks and mobile concierges, increased 65.9%. Internet net sales increased 24.1%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops increased 92.7%. The increase in showroom net sales was driven by an increase of 53.2% in comparable showroom sales related to higher point of sale transactions with lower promotional discounting, a strong Easter promotional campaign and the addition of 31 new showrooms, 13 kiosks, and 2 mobile concierges compared to the prior year period. Internet net sales increased driven by the same Easter promotional campaign. The increase in net sales in our “Other” channel was principally related to higher productivity of our temporary online pop-up-shops on Costco.com and hosting 1 additional online event compared to the prior year period. We also opened 18 additional Best Buy shop-in-shop locations compared to the prior year period.

•Gross profit increased $20.0 million, or 43.5%, to $66.1 million in the first quarter of fiscal 2023 from $46.1 million in the first quarter of fiscal 2022. Gross margin decreased 450 basis points to 51.1% of net sales in the first quarter of fiscal 2023 from 55.6% of net sales in the prior year period primarily driven by an increase of approximately 640 basis points in total distribution and related tariff expenses partially offset by an improvement of 190 basis points in product margin. The increase in total distribution and related tariff expenses over the prior year period is principally related to the negative impact of a 630 basis points increase in inbound transportation cost and increased tariff related to higher product sourcing from China. The product margin rate improvement is due to lower promotional discounting and continuing vendor negotiations to assist with the mitigation of tariffs.

•SG&A expense as a percent of net sales decreased by 230 basis points due to higher leverage within infrastructure investments, rent, equity-based compensation, selling related expenses, and insurance, partially offset by deleverage in employment costs and travel. The deleverage in certain expenses relate to the continuous investments we are making into the business to support our ongoing growth.

•Advertising and marketing expense increased 48.9% due to continued investments in marketing spend to support our sales growth. As a percent of net sales, advertising and marketing decreased by 60 basis points due to improved performance in our media activities, which has driven an increase in net sales.

•Operating income was $2.6 million in the first quarter of fiscal 2023 compared to $2.3 million in the first quarter of fiscal 2022. Operating margin was 2.0% of net sales in the first quarter of fiscal 2023 compared to 2.7% of net sales in the first quarter of fiscal 2022.

•Net income was $1.9 million in the first quarter of fiscal 2023 compared to $2.1 million in the first quarter of fiscal 2022. During the first quarter of fiscal 2023, the Company recorded $0.7 million for a provision of income taxes as compared to $0.2 million for the first quarter of fiscal 2022. The increase in income taxes is primarily driven by the utilization of deferred tax assets of $0.5 million during the first quarter of fiscal 2023 based on the expected generation of taxable income for the fiscal year 2023.

Other Financial Highlights as of May 1, 2022:

•The cash and cash equivalents balance as of May 1, 2022 was $64.4 million as compared to $65.7 million as of May 2, 2021. There was no balance on the Company’s line of credit as of May 1, 2022 and less than $0.1 million outstanding as of May 2, 2021. The Company’s availability under the line of credit was $31.2 million and $18.1 million as of May 1, 2022 and May 2, 2021, respectively. As previously announced, on March 25, 2022, we amended our existing credit agreement with Wells Fargo Bank, N.A. to, among other things, extend the maturity date to March 25, 2024 and increase the maximum revolver commitment to $40.0 million from $25.0 million, subject to borrowing base and availability restrictions.

•Total merchandise inventory was $123.0 million as of May 1, 2022 as compared to $56.0 million as of May 2, 2021 principally related to a stock inventory increase of $38.0 million coupled with an increase in freight capitalization of $29.0 million related to an increase in inbound freight expense.

Conference Call Information:

A conference call to discuss the financial results for the first quarter ended May 1, 2022 is scheduled for today, June 8, 2022, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the effect and consequences of current economic conditions, including the impact of COVID-19, the conflict between Russia and Ukraine, and inflation, on our business, sales, results of operations and financial condition; changes in consumer spending and shopping preferences, and economic conditions; our ability to achieve or sustain profitability; our ability to manage and sustain our growth effectively, including our ecommerce business, forecast our operating results, and manage inventory levels; our ability to advance, implement or achieve our sustainability, growth and profitability goals through leveraging our Designed for Life and Circle-to-Consumer philosophies; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

THE LOVESAC COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

	May 1, 2022	January 30, 2022
(amounts in thousands, except share and per share amounts)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$64,380	$92,392
Trade accounts receivable	6,413	8,547
Merchandise inventories	123,008	108,493
Prepaid expenses and other current assets	16,384	15,726
Total Current Assets	210,185	225,158
Property and equipment, net	37,455	34,137
Operating lease right-of-use assets	107,930	100,891
Other Assets
Goodwill	144	144
Intangible assets, net	1,452	1,413
Deferred financing costs, net	97	—
Deferred tax asset	9,313	9,836
Total Other Assets	11,006	11,393
Total Assets	$366,576	$371,579
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$29,764	$33,247
Accrued expenses	39,431	40,497
Payroll payable	5,188	9,978
Customer deposits	7,607	13,316
Current operating lease liabilities	17,530	16,382
Sales taxes payable	4,339	5,359
Total Current Liabilities	103,859	118,779
Operating Lease Liabilities, long-term	103,480	96,574
Line of Credit	—	—
Total Liabilities	207,339	215,353
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of May 1, 2022 and January 30, 2022.	—	—
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,125,042 shares issued and outstanding as of May 1, 2022 and 15,123,338 shares issued and outstanding as of January 30, 2022.	—	—
Additional paid-in capital	174,878	173,762
Accumulated deficit	(15,641)	(17,536)
Stockholders’ Equity	159,237	156,226
Total Liabilities and Stockholders’ Equity	$366,576	$371,579

THE LOVESAC COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended
(amounts in thousands, except per share data and share amounts)	May 1, 2022	May 2, 2021
Net sales	$129,380	$82,915
Cost of merchandise sold	63,272	36,839
Gross profit	66,108	46,076
Operating expenses
Selling, general and administration expenses	44,901	30,718
Advertising and marketing	15,901	10,680
Depreciation and amortization	2,661	2,420
Total operating expenses	63,463	43,818

Operating income	2,645	2,258
Interest expense, net	(35)	(44)
Net income before taxes	2,610	2,214
Provision for income taxes	(715)	(153)
Net income	$1,895	$2,061

Net income per common share:
Basic	$0.13	$0.14
Diluted	$0.12	$0.13

Weighted average number of common shares outstanding:
Basic	15,155,378	15,034,954
Diluted	16,173,339	16,073,021

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Thirteen weeks ended
(amounts in thousands)	May 1, 2022	May 2, 2021
Cash Flows from Operating Activities
Net income	$1,895	$2,061
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,575	1,956
Amortization of other intangible assets	86	463
Amortization of deferred financing fees	29	23
Equity based compensation	1,163	654
Non-cash operating lease cost	4,184	3,546
Deferred income taxes	523	—
Changes in operating assets and liabilities:
Trade accounts receivable	2,134	(2,382)
Merchandise inventories	(14,515)	(5,539)
Prepaid expenses and other current assets	270	(547)
Accounts payable and accrued expenses	(10,359)	(8,290)
Operating lease liabilities	(4,062)	(3,400)
Customer deposits	(5,709)	1,851
Net Cash Used in Operating Activities	(21,786)	(9,604)
Cash Flows from Investing Activities
Purchase of property and equipment	(5,893)	(2,919)
Payments for patents and trademarks	(125)	(139)
Net Cash Used in Investing Activities	(6,018)	(3,058)
Cash Flows from Financing Activities
Payment of deferred financing costs	(161)	—
Taxes paid for net share settlement of equity awards	(47)	—
Proceeds from the line of credit	—	42
Proceeds from the exercise of warrants	—	20
Net Cash (Used in) Provided by Financing Activities	(208)	62
Net Change in Cash and Cash Equivalents	(28,012)	(12,600)
Cash and Cash Equivalents - Beginning	92,392	78,341
Cash and Cash Equivalents - Ending	$64,380	$65,741
Supplemental Cash Flow Disclosures
Cash paid for taxes	$905	$61
Cash paid for interest	$33	$8

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

(amounts in thousands)	Thirteen weeks ended May 1, 2022	Thirteen weeks ended May 2, 2021
Net income	$1,895	$2,061
Interest expense, net	35	44
Taxes	715	153
Depreciation and amortization	2,661	2,420
EBITDA	5,306	4,678
Equity-based compensation (a)	1,172	654
Other non-recurring expenses (b)	(105)	—
Adjusted EBITDA	$6,373	$5,332
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors.
(b)Other non-recurring expenses in the thirteen weeks ended May 1, 2022 represents ($0.1) million related to a legal settlement. There were no other non-recurring expenses in the thirteen weeks ended May 2, 2021.